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EXHIBIT 99(b)

Matrix Capital Bank Branch Facilities in Las Cruces, New Mexico

Report of Independent Registered Public Accounting Firm

The Board of Directors
Access Anytime Bancorp, Inc.:

We have audited the accompanying statement of assets and liabilities acquired of Matrix Capital Bank branch facilities in Las Cruces, New Mexico (the Branches), as of December 31, 2003, and the related statements of operations, and cash flows for the year then ended. These financial statements are the responsibility of the Branches' management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Matrix Capital Bank Branch Facilities in Las Cruces, New Mexico as of December 31, 2003, and the results of their operations and their cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

                      KPMG LLP

July 9, 2004
Albuquerque, New Mexico

MATRIX CAPITAL BANK BRANCH FACILITIES IN LAS CRUCES, NEW MEXICO
Statements of Assets and Liabilities Acquired

	December 31, 2003	Unaudited March 31, 2004
ASSETS
Cash and cash equivalents	$396,073	$349,081
Loans held for sale, net	223,001	31,052
Loans held for investment, net	27,359,054	25,845,477
Other receivables	179,872	114,584
Premises and equipment, net	2,488,332	2,458,121
Other assets, net	35,397	21,168

Total assets	$30,681,729	$28,819,483

LIABILITIES
Deposits	$82,707,499	$77,862,828
Other liabilities	141,164	252,179

Total liabilities	$82,848,663	$78,115,007

Commitments and contingencies
Difference between assets and liabilities	$52,166,934	$49,295,524

See accompanying notes to financial statements.

MATRIX CAPITAL BANK BRANCH FACILITIES IN LAS CRUCES, NEW MEXICO
Statements of Operations

	Year Ended December 31, 2003	Unaudited Three Months Ended March 31, 2004	Unaudited Three Months Ended March 31, 2003
Interest income:
Loans	$2,612,247	$399,599	$726,121

Total interest income	2,612,247	399,599	726,121

Interest expense:
Savings and time deposits	1,311,921	261,186	367,693
Demand and money deposits	553,076	137,903	130,079

Total interest expense	1,864,997	399,089	497,772
Net interest income before provision (credit) for loan losses	747,250	510	228,349
Provision (credit) for loan losses	51,555	(99,816)	114,441

Net interest inncome after provision (credit for loan losses	695,695	100,326	113,908

Noninterest income:
Loan administration	74,983	4,450	26,357
Office building operations	281,617	50,639	72,979
Gains on sales of mortgage loans held for sale	277,574	11,768	48,617
Other	113,428	26,263	29,219

Total noninterest income	747,602	93,120	177,172

Noninterest expense:
Compensation and employee benefits	1,041,201	207,867	261,734
Occupancy and equipment	417,563	98,911	104,875
Postage and communication	116,563	24,309	36,395
Professional fees	27,267	10,913	13,466
Data processing	6,112	1,150	1,137
Other general and administrative	369,756	124,378	182,558

Total noninterest expense	1,978,462	467,528	600,165

Loss before income taxes	(535,165)	(274,082)	(309,085)
Income taxes	—	—	—

Net loss	$(535,165)	$(274,082)	$(309,085)

See accompanying notes to financial statements.

MATRIX CAPITAL BANK BRANCH FACILITIES IN LAS CRUCES, NEW MEXICO
Statements of Cash Flows

	Year Ended December 31, 2003	Unaudited Three Months Ended March 31, 2004	Unaudited Three Months Ended, March 31, 2003
Cash flows from operating activities:
Net loss	$(535,165)	$(274,082)	$(309,085)
Adjustments to reconcile net loss to cash from operating activities:
Depreciation	50,444	11,450	12,422
Provision for loan losses charged (credited)	51,555	(99,816)	114,441
Gains on sales of mortgage loans held for sale	(277,574)	(11,768)	(48,617)
Proceeds from sales of mortgage loans held for sale	15,861,371	672,457	2,778,114
Originations of mortgage loans held for sale	(14,405,414)	(468,740)	(2,029,476)
Net (increase) decrease in accrued interest receivable and other assets	(34,048)	98,278	16,242
(Decrease) increase in accrued interest and other liabilities	(4,051)	111,015	228,513
(Increase) decrease in difference between assets and liabilities	(2,115,378)	3,145,492	5,581,991

Net cash flows from operating activities	(1,408,260)	3,184,286	6,344,545

Cash flows from investing activities:
Net decrease (increase) in loans	5,815,538	1,613,393	(1,737,204)
Purchases of premises and equipment	(16,591)	—	(3,444)

Net cash flows from investing activities	5,798,947	1,613,393	(1,740,648)

Cash flows from financing activities:
Net decrease in deposits	(4,431,742)	(4,844,671)	(4,742,479)

Net cash flows from financing activities	(4,431,742)	(4,844,671)	(4,742,479)

Decrease in cash and cash equivalents	(41,055)	(46,992)	(138,582)
Cash and cash equivalents at beginning of period	437,128	396,073	437,128

Cash and cash equivalents at end of period	$396,073	$349,081	$298,546

See accompanying notes to financial statements.

MATRIX CAPITAL BANK BRANCH FACILITIES IN LAS CRUCES, NEW MEXICO

NOTES TO FINANCIAL STATEMENTS

NOTE 1 SUMMARY OF BRANCH FACILITIES

Matrix Capital Bank branch facilities (the "Branches") located at 277 E. Amador and 3090 Roadrunner Parkway in Las Cruces, New Mexico were purchased by AccessBank (the "Bank"), a wholly owned subsidiary of Access Anytime Bancorp, Inc. ("AABC") and formerly named FirstBank, on May 1, 2004.

Pursuant to the transaction, the Bank assumed approximately $78.5 million in deposits. The Bank acquired approximately $19.0 million in loans; $0.2 million in leasehold improvements and furniture, fixtures and equipment; $2.6 million in real estate; and the cash on hand at the two branch locations. The acquired assets have been used in the banking business by Matrix Capital Bank and will continue to be used in the banking business under the name AccessBank.

In consideration of the assumption by the Bank of deposits and other liabilities, Matrix Capital Bank made a cash transfer and transfer of cash equivalents of approximately $51.7 million, representing the total amount of deposits assumed by the Bank, net of the amounts payable by the Bank to Matrix Capital Bank at closing. The amounts payable by the Bank to Matrix Capital Bank at closing represented: (i) the purchase price of the leasehold improvements and furniture, fixtures and equipment, (ii) the unpaid balance of transferred loans, less an agreed discount, (iii) the value of the vault cash at the branches, (iv) the purchase price of the real estate, and (v) a net purchase premium of $4,971,984.

The Branches are engaged in the business of attracting deposits and loans from the general public and businesses in the Las Cruces area.

SUMMARY SIGNIFICANT ACCOUNTING POLICIES

  (a)
  Loans Held for Investment

    Loans held for investment are stated at unpaid principal balances, less unearned discounts and premiums, deferred loan fees, and allowance for loan losses. The loans include residential mortgage, multi-family, commercial and construction loans, and are primarily secured by real estate. Premiums, discounts and loan origination fees, net of certain direct origination costs, are deferred and amortized into interest income as an adjustment to the yield over the term of the loan.

  (b)
  Allowance for Loan Losses

    The allowance for loan losses represents management's estimate of probable credit losses inherent in the loan portfolio. Estimating the amount of the allowance for loan losses requires significant judgment and the use of estimated losses on pools of homogenous loans based on historical loss experience, estimates related to the amount and timing of expected future cash flows on impaired loans, and consideration of current economic trends and conditions, all of which may be susceptible to significant change. Loan losses are charged off against the allowance, while recoveries of amounts previously charged off are credited to the allowance. A provision for loan losses is charged to operations based on management's periodic evaluation of the factors discussed above, as well as other pertinent factors.

    The allowance for loans losses consists of general component and a specific component. The components of the allowance for loan losses represent an estimate made pursuant to either SFAS No. 5, Accounting for Contingencies, or SFAS No. 114, Accounting by Creditor for Impairment of a Loan. The general portion of the allowance reflects management's estimate of probable inherent but undetected losses within the portfolio due to uncertainties in economic conditions, delays in obtaining information, including unfavorable information about a borrower's financial condition, the difficulty in identifying triggering events that correlate perfectly to subsequent loss rates, and risk factors that have not yet manifested themselves in loss allocation factors. In addition, the general allowance includes a component that accounts for the inherent imprecision in loan loss migration models. Thus, the allowance for loan losses is calculated, in part, based on historical loss experience. In addition, management takes into consideration other factors such as the size and current risk characteristics of the loan portfolio, any qualitative evaluations of individual classified assets, geographic portfolio concentrations, regulatory guidance, evaluations of the changes in the periods based on current knowledge and conditions. The loss factors are applied to the outstanding principal balance of loans in their respective categories.

    The specific component of the allowance for loan losses reflects expected losses resulting from analyses developed through specific credit allocations for individual loans. The specific credit allocations are based on regular analyses of loans over a dollar amount where the internal credit rating is at or below a predetermined classification. These analyses involve a high degree of judgment in estimating the amount of loss associated with specific loans, including estimating the fair value of the underlying collateral.

  (c)
  Premises and Equipment

    Premises and equipment are carried at cost less accumulated depreciation. Expenditures for ordinary maintenance and repairs are expensed to operations as they are incurred. Significant renovations and improvements, which improve or extend the useful life of the asset, are capitalized. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from two to seven years for software, office furniture and equipment, the shorter of the term of the lease or estimated useful lives for tenant improvements and forty years for the building.

  (d)
  Cash and Cash Equivalents

    Cash equivalents, for purposes of the statements of cash flows, consist of nonrestricted cash, and interest-earning deposits with banks with original maturities, when purchased, of three months or less.

  (e)
  Fair value of Financial Instruments

    The Branches determine the fair value of financial instruments as required by SFAS No. 107, Disclosures about Fair Value of Financial Instruments. The amounts disclosed represent the Branches' best estimate of fair value of financial instruments under the statement. The Branches also have disclosed the methods and significant assumptions used to estimate the fair value of their financial instruments.

  (f)
  Basis of Presentation

    The accompanying unaudited financial statements do not include all information and footnotes necessary for a fair presentation of financial position, results of operations and cash flows in conformity with U.S. generally accepted accounting principles. However, the unaudited financial statements furnished reflect all adjustments which are in the opinion of management, necessary for a fair presentation of the results for the interim periods. All such adjustments were of a normal and recurring nature.

    Use of Estimates—The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    Only direct expenses are allocated for the Branches. No indirect allocations are included in the financial statements.

NOTE 2 LOANS HELD FOR INVESTMENT

The components of loans held for investment in the statement of assets and liabilities acquired as of December 31, 2003 were as follows:

December 31, 2003
Residential loans	$3,206,317
Multi-family, commercial real estate, and commercial	19,839,005
Construction loans	2,479,282
Consumer loans and other	2,215,958

27,740,562
Less:
Allowance for loan losses	381,508

$27,359,054

An analysis of the changes in the allowance for loan losses follows:

Year ended December 31, 2003
Balance at the beginning of year	$366,738
Provision for loan losses	51,555
Chargeoffs, net of recoveries	(36,785)

Balance at the end of year	$381,508

NOTE 3 DEPOSITS

Deposit account balances are summarized as follows at December 31, 2003.

	Amount	Percent of total	Weighted Average interest rate
Passbook accounts	$3,934,903	4.76%	1.25%
NOW accounts	18,587,685	22.47	0.23
Money market accounts	23,328,207	28.21	1.18

	45,850,795	55.44	0.80
Certificate accounts:
0.00—0.99%	56,100	0.07	0.90
1.00—1.99%	17,817,414	21.54	1.47
2.00—2.99%	4,342,493	5.25	2.48
3.00—3.99%	3,727,629	4.51	3.44
4.00—4.99%	7,875,817	9.52	4.48
5.00—5.99%	1,466,727	1.77	5.23
6.00—6.99%	1,531,254	1.85	6.46
7.00—7.99%	39,270	0.05	7.00

	36,856,704	44.56	2.79

	$82,707,499	100.00	1.69%

NOTE 4 PREMISES AND EQUIPMENT

The following table sets forth information relating to the Branches as of December 31, 2003:

Land	$233,548
Buildings	3,231,011
Equipment	195,246
Furniture and fixtures	95,641
Computer hardware	45,015
Computer software	25,630
Leasehold improvements	242,540
Less accumulated depreciation	(1,580,299)

Net premises and equipment	$2,488,332

NOTE 5 COMMITMENTS AND CONTINGENCIES

  (a)
  Leases

    The Branches own a building currently occupied by the Bank, Matrix Capital Bank, and other companies. Future minimum rental receipts due on noncancelable operating leases from outside parties as of December 31, 2003 are approximately as follows:

2004	$187,659
2005	96,526
2006	54,089
2007	26,859
2008	—
Thereafter	—

$365,133

  (b)
  Off-Financial Statement Risk and Concentration of Commitments

    The following is a summary of the approximate contractual amounts of significant commitments of the Branches at December 31, 2003:

Commitments to extend credit:
Loans secured by mortgages	$197,690
Construction loans	339,135
Commercial lines of credit	564,747
Commercial loans	207,543
Consumer loans	31,508

$1,340,623

    The Branches are party to various financial instruments with financial risk in the normal course of business to meet the financing needs of their customers. These financial instruments include undisbursed commercial mortgage construction loans, commercial lines of credit and letters of credit. These financial instruments involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the financial statements.

    The Branches' exposure to credit loss, in the event of nonperformance by the other party, to off-financial statement financial instruments with credit risk is represented by the contractual amounts of those instruments. The Branches use the same credit policies in making commitments and conditional obligations as they do for on financial statement instruments with credit risk.

    Commercial credit off-financial statement instruments are agreements to lend to, or provide credit guarantee for, a customer as long as there is no violation of any condition established in the contract. Such instruments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. Because many of these instruments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Branches evaluate each customer's creditworthiness on a case-by-case basis, and the amount of collateral or other security obtained is based on management's credit evaluation of the customer.

  (c)
  Contingencies

    Management of the Branches believes that there is no proceeding threatened or pending against the Branches which, if determined adversely, would have a material adverse effect on the financial position or results of operations of the Branches. If the Branches are party to various litigation matters, in most cases, they involve ordinary and routine claims incidental to the business of the Branches, and they will accrue liabilities when it is probable that future costs will be incurred and such costs can be reasonably estimated. Such accruals are based upon developments to date. The Branches' estimate of the outcome of these matters is based on their experience in contesting, litigating and settling other matters. Because the outcome of most litigation matters is inherently uncertain, the Branches will generally only accrue a loss for a pending litigation matter if, for example, the parties to the matter have entered into definitive settlement agreements or a final judgment adverse to the Branches has been entered.

NOTE 6 FINANCIAL INSTRUMENTS

Fair Value of Financial Instruments

The carrying amount and estimated fair values of financial instruments are as follows at December 31, 2003:

	Carrying Amount	Estimated fair value
Financial Assets:
Cash and cash equivalents	$396,073	$396,073
Loans held for sale, net	223,001	223,850
Loans held for investment, net	27,359,054	27,131,838
Other receivables	179,872	179,872
Financial Liabilities:
Deposits	82,707,499	82,978,603
Other liabilities	141,164	141,164

The following methods and assumptions were used by the Branches in estimating the fair value of the financial instruments:

The carrying amounts reported in the statements of assets and liabilities acquired for cash and cash equivalents approximate fair values based on the nature of the asset or liability.

The fair values of loans are based on quoted market prices where available or outstanding commitments from reputable investors. If quoted market prices are not available, fair values are based on quoted market prices of similar loans sold in securitization transactions, adjusted for differences in loan characteristics.

The fair value disclosed for demand deposits (e.g., interest and noninterest checking, savings and money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected periodic maturities on time deposits. The component commonly referred to as deposit base intangible, was not estimated at December 31, 2003, and is not considered in the fair value amount.

NOTE 7 INCOME TAXES

Matrix Capital Bank included the operations of the Branches in its financial statements. Since the operations of the Branches constituted a portion of Matrix Capital Bank's financial statements, no separate tax calculation was done for the Branches under SFAS 109. The Branches will not be able to benefit from net losses since separate tax returns for the branches are not filed. Therefore, any deferred taxes generated by net losses of the Branches would be offset entirely by a valuation allowance. As a result, in reporting the operations of the Branches, no income taxes have been reflected for the year ended December 31, 2003 and for the three months ended March 31, 2004 and 2003.

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EXHIBIT 99(b)